                                                                     EXHIBIT 3.0

                                                       State of Delaware
                                                       Secretary of State
                                                     Division of Corporations
                                                   Delivered 06:01 PM 06/16/2003
                                                    FILED 06:01 PM 06/16/2003
                                                   SRV 030396886 - 2669921 FILE

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                              PANAMERICAN BANCORP

         PanAmerican Bancorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of PanAmerican Bancorp resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

         ARTICLE IV - The total number of shares authorized by the Corporation shall be twenty million (20,000,000). Such shares shall be of a single class of common stock and shall have a par value of one cent (.01) per share. The current outstanding common shares shall be reduced on a five for one basis and five shares of old common stock shall be converted to one share of new common stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares are required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said PanAmerican Bancorp has caused this Certificate to be signed by Michael Golden, an Authorized Officer, this 18th day of June, 2003.

                                                /s/ Michael Golden
                                                --------------------------------
                                                Michael Golden, President